UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 3, 2016
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant’s Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On November 3, 2016, TOR Minerals International, Inc. (the “Company”), announced its financial results for the third quarter ended September 30, 2016.

Highlights for the third quarter of 2016 as compared to the third quarter of 2015 include:

  3Q16 net sales increased 12% to $10.0 million
  3Q16 net income of $291,000 versus 3Q15 net loss of ($121,000)
  3Q16 diluted net income per share of $0.08, versus 3Q15 net loss per share of ($0.04)

Revenue by Product Group (in 000's)	3Q16	3Q15	% Change
Specialty Aluminas	$5,805	$4,305	35%
Barium Sulfate and Other Products	2,236	2,210	1%
TiO2 Pigments	1,995	2,473	-19%
Total	$10,036	$8,988	12%

Net sales increased 12% during the third quarter of 2016, as a 35% increase specialty alumina sales was partially offset by a 19% decrease in TiO2 pigment sales and a one% increase in barium sulfate and other product sales. The increase in specialty alumina sales, which includes ALUPREM®, HALTEX® and OPTILOAD®, was due to double digit volume growth in ALUPREM sales in both Europe as well as the United States.  Continued growth of OPTILOAD/HALTEX sales also contributed to the year-over-year increase in specialty alumina sales.  Barium sulfate and other product sales increased one% year over year.  The decrease in TiO2 pigment sales was due to lower volume and lower average selling price related to the continued pricing pressure from Chinese producers.

During the third quarter of 2016, gross margin increased to 15.8% of sales, versus 12.4% during the same period a year ago.  Gross margin improvement was related to improved efficiencies and lower raw materials costs.  In addition, the improvement in gross margin was related to the elimination of idle plant costs at the Company’s SR plant in Malaysia.  The company ceased SR production in late 2015, as management determined that it was more cost effective to continue purchasing feedstock material for its TiO2-based products from alternate sources than to resume production at its Malaysian facility.

Operating expenses during the third quarter of 2016 were $1.1 million, a 10% increase in comparison with the same period last year.  Third quarter net income was $291,000, or $0.08 per diluted share, as compared to a net loss of ($121,000), or ($0.04) per share, during the same period a year ago.

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“Strong performance in our Alumina business more than made up for continued weakness in TiO2 market conditions, putting total revenue back on a growth trajectory for the year.  In addition, incremental contribution from our alumina business, as well as strategic initiatives to improve efficiencies of our TiO2 business, have resulted in significant improvements in profitability,” said Dr. Olaf Karasch, Chief Executive Officer.  “While our strategies must continuously focus on lowering cost position, due to the successful growth our specialty alumina and barium sulfate businesses, along with what appears to be weak, but stabilizing conditions in the TiO2 market, we are now increasing focus on top line growth.  We are expanding sales, marketing and distribution efforts to drive sales growth in the coming quarters, as well as investing in research and development to introduce new specialty mineral products that can provide long-term growth for our business.”

TOR Minerals will host a conference call at 4:00 p.m. Central Time on November 03, 2016, to further discuss third quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com. Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13647195. A live and archived webcast of the conference call will be available via the News section of the company’s website, http://www.torminerals.com.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated November 3, 2016 reporting the Company’s third quarter 2016 financial results

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: November 3, 2016	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated November 3, 2016 reporting the Company’s third quarter 2016 financial results

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